Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement on Form S-3 No. 333-258510 and related prospectus of CytomX Therapeutics, Inc., and
(2)
Registration Statements (Form S-8 Nos. 333-207694, 333-209992, 333-215795, 333-223491, 333-229916, 333-236711, 333-253452, 333-255832, and 333-263321) pertaining to the 2015 Equity Incentive Plan, the Employee Stock Purchase Plan and the 2019 Employment Inducement Incentive Plan, of CytomX Therapeutics, Inc.;

of our report dated March 27, 2023, with respect to the financial statements of CytomX Therapeutics, Inc., included in this Annual Report (Form 10-K) of CytomX Therapeutics Inc., for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Jose, California

March 27, 2023